The Alkaline Water Company Delivers Record
First Quarter Revenue of $14.2 million

SCOTTSDALE, Ariz. - August 13, 2020 - The Alkaline Water Company Inc. (NASDAQ and CSE: WTER) (the "Company"), a producer of bottled alkaline drinking water, flavor-infused waters, and CBD infused products sold under the brand name Alkaline88®, A88-Infused™, and A88CBD™, respectively. Today, the Company announces record revenue of $14.2 million for the fiscal first quarter ended June 30, 2020. The Company also filed with the SEC its Form 10-K for the full fiscal year 2020 and its form 10-Q for the fiscal first quarter of 2021 on August 13, 2020.

Key Highlights:

- Record fiscal first quarter 2021 revenue increased approximately 40% year over year and 18% sequentially.

- Earnings per share of ($0.05) improved by 57.3% compared to the prior-year quarter.

- July's purchase orders were the second-highest of any month in the Company's history.

"Fiscal 2021 is off to a solid start with strong momentum across all our lifestyle brands. We delivered record fiscal Q1 revenue of $14.2 million and showed operational discipline with expenses down 5% year-over-year. During the last six months, we have performed exceptionally well, and according to Nielsen data, we outperformed the value-add water category by approximately 12%  on a dollar sales basis and 16% on a unit basis. Our operational excellence during the pandemic is creating significant goodwill with existing channel partners, who are showing a stronger commitment to our brands, especially our single-serve, aluminum, and flavored water offerings. Alkaline88 remains one of the top-selling brands in the value-added water category. According to recent trade data, Alkaline88 was one of the two brands that showed double-digit growth as the category briefly turned negative in early July. With a solid sales pipeline in new and existing trades, our robust lineup of innovative products, and growing momentum in our lifestyle brands, we are excited about the opportunities in fiscal 2021 and beyond," stated Richard A. Wright, president and chief executive officer of The Alkaline Water Company, Inc.

"We also see momentum building in our A88CBD brand. Our e-commerce site, A88CBD.com, is exceeding our expectations with strong visitation metrics, sales conversion rates, and repeat customers. Also, our sales pipeline for our A88CBD line of topical and ingestible products is robust. We are finding great success with non-traditional retailers like CBD only dispensaries, MSO's and high-volume online stores. In recent weeks we have added approximately 25 retail locations and 2 online wholesalers that now carry the A88CBD brand. We expect our line of in-demand topical and ingestible products to accelerate growth in the second half of fiscal 2021 as retailers undergo planogram resets. As a trusted brand with an established national network of brokers, distributors, and trade partners, we believe we can be one of the leading providers of high-quality CBD products to brick-and-mortar stores across the nation."

Fiscal 2021 First Quarter Financial Results (unaudited)

(All amounts are in U.S. dollars)

  For the fiscal first-quarter ending June 30, 2020, recorded record revenue of approximately $14.2 million, an increase of 40.1% year-over-year, and 17.6% quarter-over-quarter.
  Gross profit in the fiscal first quarter was $5.8 million, an increase of 41.8% year over year, primarily due to the increase in revenue.
    Gross margin improved 50 basis points to 41.1%.
  Total operating expenses for the fiscal first quarter were $8.6 million, a decrease of 4.5% year over year.
  Net loss for the fiscal first quarter was $3.0 million or $0.05 per share versus a net loss of $5.1 million or $0.12 per share in the fiscal first quarter of 2019.

Recent Business and Operational Highlights

National Footprint and Channel Expansion

  Alkaline88® flagship brand of premium alkaline water is now available in 70,000 stores across all trades in the U.S.
  Delivered 300,000 aluminum bottles of Alkaline88® in 500-ml sustainable single-serve packaging to the California and Texas markets.
  Expands online and brick and mortar channels for A88CBD™ portfolio of products.
    Products are now available in approximately 25 retail locations, including Elevated Wellness CBD, CBD Emporium, Alchemist Kitchen, Pure CBD, Vitamin Plus (select locations), and online at Amazon, CBD.co, healwithnature.com, and DirectCBDOnline.com.
  Accelerated convenience store growth strategy with several new distribution agreements.
    Added the nation's second-largest distributor, which extends our reach to approximately 15,000 stores nationwide.
    Potential reach canvases the entire nation, with a concentration in California, Texas, and the Northwest markets.
    Added over 10,000 new convenience stores since the inception of the program and the Company expects to reach approximately 25,000 convenience stores by the end of fiscal 2021.
  Expanded into natural and specialty food channel with C.A. Fortune.
  Expanded national distribution with KeHE for flavor-infused waters and UNFI and broker C.A. Fortune for its A88CBD™ portfolio of products.
  Received summer commitments from 12,500 retailers for flavor-infused products.

Innovation and Product Portfolio Expansion

  Launched A88 infused™ and introduced a robust line of A88CBD™ infused portfolio of products.
    Launched A88CBD™ topical portfolio in January and the A88CBD™ ingestibles product line in May of 2020.

  The topical product lineup includes salves, balms, lotions, essential oils, and bath-salts, all made with lab-tested full and broad-spectrum hemp.
  The ingestible product lineup includes gummies, capsules, and tinctures, all made with lab-tested broad-spectrum hemp.
  Announced new single-serve 500ml Eco-friendly Aluminum bottles.
    To be carried by national distributor KeHE with support from leading national broker C.A. Fortune.

Corporate Development

  Enhanced digital customer experience by adding new content and features to A88CBD.com
    Strong monthly viewership across both e-commerce platforms with an approximately 26% return customer rate on the A88CBD™ product line.
  Featured and showcased A88 Infused™ flavor-infused and A88CBD™ product line at various national expos and tradeshows.
    Ranked #1 best selling national brand by units sold at the 2020 KeHE Holidays of Hope Show.
  Listed on the Canadian Securities Exchange and delisted from the TSX Venture Exchange.
  Alkaline88® selected premier marketing firm, Davis Elen, as the agency of record.

Brand Awareness

  Alkaline88® remains the #1 selling bulk alkaline water nationally.
  Introduced new brand ambassadors, Justin Sander and Brent Marks, two of dirt-track racing rising stars.
  Alkaline88® showcased the A88CBD™ product portfolio at the ECRM® CBD Health and Beauty Jacksonville Expo.
  Announces new marketing initiatives and brand refresh for Alkaline88®.

The following table summarizes the operating results for the three months ended June 30, 2020, and 2019 (Unaudited):

(All Amounts are in U.S. dollars)

	For the three months ended June 30, 2020	For the three months ended June 30, 2019	Year over Year Change %
Revenue	$14,219,424	$10,153,044	40.1%
Cost of Good Sold	$8,369,526	$6,028,197	38.8%
Gross Profit	$5,849,898	$4,124,847	41.8%

Operating Expenses
Sales and Marketing	$4,505,345	$4,472,460	0.7%
General and Administrative	$3,947,321	$4,379,271	-9.9%
Depreciation	$227,911	$233,940	-2.6%
Total Operating Expense	$8,680,577	$9,085,671	-4.5%

Total Operating Loss	$(2,830,679)	$(4,960,824)	-42.9%

Net Loss	$(3,021,003)	$(5,056,188)	-40.3%

Loss per Share (Basic and Diluted)	$(0.05)	$(0.12)	-57.3%

Weighted Avg. Shares Outstanding (Basic and Diluted)	57,231,724	40,849,600	40.1%

Conference Call Information

The Alkaline Water Company Inc will conduct a conference call to review its operating results for the quarter ended June 30, 2020, on Thursday, August 13, 2020, at 5:00 PM Eastern Time. This call may include material information not included in this press release.

Date: August 13, 2020
Time: 5:00 PM Eastern Time (E.T.)
Dial-in Number for U.S. and Canadian Callers: 877-407-8293
Dial-in Number for International Callers (Outside of the U.S. and Canada): 201-689-8349

Participating on the call will be the Company's President and CEO Richard A. Wright and Chief Financial Officer David Guarino, who will discuss operational and financial highlights for the fiscal first quarter, as well as its outlook for the full fiscal year 2021.

To join the live conference call, please dial into the above-referenced telephone numbers five to 10 minutes prior to the scheduled call time.

A replay will be available for one week starting on August 14, 2020, at approximately 10:30 AM (E.T.). To access the replay, please dial 877-660-6853 in the U.S. or Canada and 201-612-7415 for international callers. The conference ID# is 13708393.

About The Alkaline Water Company

Founded in 2012, The Alkaline Water Company Inc (NASDAQ and CSE: WTER) is headquartered in Scottsdale, Arizona. Its flagship product, Alkaline88®, is a leading premier alkaline water brand available in bulk and single-serve sizes along with eco-friendly aluminum packaging options. With its innovative, state-of-the-art proprietary electrolysis process, Alkaline88® delivers perfect 8.8 pH balanced alkaline drinking water with trace minerals and electrolytes and boasts our trademarked label 'Clean Beverage.' Quickly being recognized as a growing lifestyle brand, Alkaline88® launched A88 infused™ in 2019 to meet consumer demand for flavor-infused products. A88 Infused™ flavored water is available in six unique all-natural flavors, with new flavors coming soon. Additionally, in 2020, the Company launched A88CBD™ brand, featuring a broad line of topical and ingestible products. These products are made with lab-tested full and broad-spectrum hemp and include salves, balms, lotions, essential oils, bath-salts, CBD infused drinks, tinctures, capsules, gummies, and powder packs. To purchase A88CBD™ products online, visit us at www.A88CBD.com. To learn more about The Alkaline Water Company Inc, please visit www.thealkalinewaterco.com or connect with us on Facebook, Twitter, Instagram, or LinkedIn.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements." Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the following: that the Company is excited about the opportunities in fiscal 2021 and beyond; that the Company expects its line of in-demand topical and ingestible products to accelerate growth in the second half of fiscal 2021 as retailers undergo planogram resets; that the Company believes it can be one of the leading providers of high-quality CBD products to brick-and-mortar stores across the nation; and that the Company expects to reach approximately 25,000 convenience stores by the end of fiscal 2021.

The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company's co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company's products; that there will be an expansion into new national and regional grocery retailers; that there will be an expansion into new e-commerce, home delivery, convenience, and healthy food channels; that there will not be interruptions on production of the Company's products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company's products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water or any other products, including products containing hemp/CBD; the fact that consumers may not embrace and purchase any of the Company's CBD-infused products; the fact that the Company may not be permitted by the FDA or other regulatory authority to market or sell any of its CBD-infused products; additional competitors selling alkaline water and enhanced water products in bulk containers reducing the Company's sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; the fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply-chain interruption due to factors beyond the Company's control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand and the fact that consumers may not embrace enhanced water products as expected or at all; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company's ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; and competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

Richard A. Wright
President and CEO

Sajid Daudi

Director of Investor Relations & Corporate Communications
800-923-1910
investors@thealkalinewaterco.com

Media

Jessica Starman
888-461-2233
jessica@elev8newmedia.com